                                                                   EXHIBIT 2.1




                               ASSET PURCHASE AGREEMENT


                                     BY AND AMONG


                          COMPACT DISCS INTERNATIONAL, LTD.,

                                     MARK E. KANE

                                         AND

                                  CD WAREHOUSE, INC.




                              DATED AS OF OCTOBER 1, 1996






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                                  TABLE OF CONTENTS


ARTICLE I - TERMS OF PURCHASE AND SALE......................................   1
     1.1    Purchase and Sale of Assets.....................................   1
     1.2    Treatment of Certain Obligations................................   3
     1.3    Transfer and Conveyance.........................................   4
     1.4    Grant of Worldwide Area Development Agreement to Kane/
            Buyer's Option to Acquire.......................................   4
     1.5    Grant of Ten Domestic Franchise Agreements to Kane..............   5
     1.6    Grant of Ft. Worth and Plano Franchise(s).......................   5
     1.7    Common Stock Being Acquired by Kane.............................   5

ARTICLE II - PURCHASE PRICE.................................................   6
     2.1    Purchase Price..................................................   6
     2.2    Allocation of Purchase Price....................................   6
     2.3    Cash Payable at Closing.........................................   6
     2.4    Purchase Price Adjustments......................................   6

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER......................   6
     3.1    Due Organization and Qualification..............................   6
     3.2    Title...........................................................   7
     3.3    Inventory.......................................................   7
     3.4    Physical Properties.............................................   7
     3.5    Intellectual Property Rights....................................   7
     3.6    Compliance with Laws............................................   7
     3.7    Contracts.......................................................   8
     3.8    Contract Defaults...............................................   8
     3.9    Litigation......................................................   8
     3.10   Partnership Power and Authority.................................   9
     3.11   Collective Bargaining...........................................   9
     3.12   Employee Benefits...............................................   9
     3.13   True, Correct and Complete Information..........................   9
     3.14   Availability of Documents.......................................  10
     3.15   Consents........................................................  10
     3.16   Financial Condition and Result of Operations....................  10
     3.17   Insurance.......................................................  10


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     3.18   Taxes...........................................................  10
     3.19   Absence of Certain Changes or Events............................  11
     3.20   Broker's and Finder's Fees......................................  11
     3.21   Receivables.....................................................  11
     3.22   Payables........................................................  11

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER........................  12
     4.1    Due Organization and Qualification..............................  12
     4.2    Corporate Power and Authority...................................  12
     4.3    Consents........................................................  12
     4.4    Litigation......................................................  13
     4.5    Compliance with Laws............................................  13

ARTICLE V - COVENANTS OF SELLER AND KANE....................................  13
     5.1    Affirmative Covenants...........................................  13
     5.2    Negative Covenants..............................................  13
     5.3    Access to Properties and Records................................  14
     5.4    Approvals of Third Parties......................................  15
     5.5    Notices.........................................................  15
     5.6    Access to Books and Records.....................................  15
     5.7    Covenant Not to Compete.........................................  15

ARTICLE VI - COVENANTS OF BUYER.............................................  16
     6.1    Furnishing of Information.......................................  16
     6.2    Approvals of Third Parties......................................  17
     6.3    Buyer's Best Efforts............................................  17
     6.4    Retention of Records............................................  17

ARTICLE VII - CONDITIONS TO OBLIGATIONS OF BUYER............................  17
     7.1    Representations and Warranties of Seller and Kane...............  17
     7.2    Covenants of Seller and Kane....................................  17
     7.3    Certificate of Seller and Kane..................................  17
     7.4    Initial Public Offering.........................................  18
     7.5    No Casualty Losses..............................................  18
     7.6    Certificate of Authorities......................................  18
     7.7    Litigation......................................................  18
     7.8    Due Diligence...................................................  18


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     7.9    Opinion of Seller's Counsel.....................................  19
     7.10   Franchise Law Survey............................................  19
     7.11   No Material Adverse Changes.....................................  19
     7.12   Consents........................................................  20
     7.13   Non-competition Agreements of Seller, Kane and Leo E. Kane......  20
     7.14   Further Assurances..............................................  20

ARTICLE VIII - CONDITIONS TO OBLIGATIONS OF SELLER..........................  20
     8.1    Representations and Warranties of Buyer.........................  20
     8.2    Covenants of Buyer..............................................  20
     8.3    Buyer's Certificate.............................................  20
     8.4    Certificates of Authorities.....................................  21
     8.5    Opinion of Counsel to Buyer.....................................  21

ARTICLE IX - DATE AND PLACE OF CLOSING......................................  21
     9.1    Date and Place of Closing.......................................  21

ARTICLE X - CLOSING.........................................................  22
     10.1   Seller's, Kane's and Grizzle's Performance......................  22
     10.2   Buyer's Performance.............................................  23
     10.3   Leo E. Kane Non-competition Agreement...........................  23
     10.4   Expenses:  Other Instruments....................................  23

ARTICLE XI - SURVIVAL AND INDEMNIFICATION...................................  24
     11.1   Survival........................................................  24
     11.2   Buyer's Losses..................................................  24
     11.3   Employee Compensation and Benefits..............................  25
     11.4   Franchise Claims Against Buyer..................................  25
     11.5   Seller's Losses.................................................  25
     11.6   Franchise Claims Against Seller.................................  25
     11.7   Notice of Loss..................................................  26
     11.8   Right to Defend.................................................  26
     11.9   Indemnification Pledge Agreement................................  27
     11.10  Request to Allocate Responsibility..............................  27
     11.11  Franchise Claims Against Both Seller and Buyer..................  27


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ARTICLE XII - POST-CLOSING COVENANTS........................................  28
     12.1   Transition Period...............................................  28
     12.2   Payment of Unpaid Receivables...................................  28
     12.3   Insurance Policies..............................................  28

ARTICLE XIII  - TERMINATION.................................................  28
     13.1   Termination.....................................................  28
     13.2   No Further Force or Effect......................................  29

ARTICLE XIV - MISCELLANEOUS.................................................  29
     14.1   Expenses........................................................  29
     14.2   Entire Agreement................................................  29
     14.3   Successors and Assigns..........................................  29
     14.4   Identical Counterparts..........................................  29
     14.5   Headings........................................................  29
     14.6   Use of Certain Terms............................................  29
     14.7   Modification and Waiver.........................................  30
     14.8   Other Remedies..................................................  30
     14.9   Notices.........................................................  30
     14.10  Governing Law...................................................  31
     14.11  No Agent's Fees.................................................  31
     14.12  Binding Arbitration.............................................  31




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

                               ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 1st day of October, 1996, by and among COMPACT DISCS INTERNATIONAL, LTD., a Texas limited partnership with its principal office located at 1710 Firman Drive, Suite 300, Richardson, Texas 75081 ("Seller"); MARK E. KANE, an individual and a limited partner of Seller ("Kane") and CD WAREHOUSE, INC., a Delaware corporation with its principal office located at 1506 Squirrel Tree Place, Edmond, Oklahoma 73034 ("Buyer").

    WHEREAS, Seller is engaged in the business of buying, selling and trading new and used audio compact discs, acting as franchisor of stores ("CD Warehouse Stores") which buy, sell and trade new and used audio compact discs and selling new and used audio compact discs to its franchisees (the "Business"); and

    WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, substantially all of the assets of the Business.

    NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:


                                      ARTICLE I
                              TERMS OF PURCHASE AND SALE

    1.1  PURCHASE AND SALE OF ASSETS.   Subject to and upon the terms and
conditions contained herein, at the Closing (as defined in Section 9.1), Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase, accept and acquire from Seller, free and clear of all liens, claims, security interests and encumbrances of any nature, except for the security interests on the new compact discs inventory set forth on SCHEDULE 3.2 ("Encumbrances"), all of the following properties and assets (whether real or personal, tangible or intangible) of Seller related to the Business (collectively, the "Assets"):

    (a) all of the Seller's inventory of new and used audio compact discs (the "Inventory");

    (b) All of Seller's right, title and interest in and to all receivables as of the Closing Date arising out of the operation of the Business, including, without limitation, accounts receivable, notes receivable, and warranty receivables (collectively, the "Receivables"); the term "Receivables" does not, however, include any amount receivable from any of Seller's franchisees for franchise fees or royalties arising from the Contracts (as defined below) prior to or on the Closing Date;


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    (c)  All of Seller's right, title and interest in and to all franchise agreements and franchise and area development agreements to which Seller is a party, as listed on Schedule 3.7 (collectively, the "Contracts");

    (d) All of Seller's right, title and interest in and to the name "CD Warehouse," trademarks, patents, trade names, service marks, copyrights, processes, trade secrets, proprietary and technical information, know-how, other trade rights and other intangible assets, together with all right to, and applications and licenses for, any of the foregoing, relating to Seller's business (the "Intellectual Property Rights");

    (e) All information of Seller with respect to the franchisees of Seller and all of Seller's records relating to the Business, including, without limitation, customer lists, vendor lists, prospective franchisee lists, franchise files, accounting and tax records concerning the same and sales literature and promotional materials;

    (f) All software programs, source and object codes, computer printouts, data bases and related items created, originated or modified by Seller and relating to the Assets or to the Business;

    (g) The furniture, equipment, files and other assets currently located at Seller's business headquarters; and

    (h) The equity interests of Seller in the two CD Warehouse Stores in Tulsa, Oklahoma and Memphis, Tennessee.

Buyer will be entitled to all franchise fees and royalties accrued after the Closing Date. If the Closing Date occurs during any month other than December, 1996, the amount of franchise fees and royalties to be transferred to Buyer (pursuant to Section 1.1(b) above) during the month of Closing will be determined by multiplying the total franchise fees and royalties arising from the Contracts during the month of the Closing by a fraction, the numerator of which is the number of days elapsing between the Closing Date and the first day of the month immediately following the month during which the Closing Date occurs, and the denominator of which is the number of days of the month during which the Closing Date occurs. If the Closing Date occurs during December, 1996, the amount of franchise fees and royalties to be transferred to Buyer for the month of December, 1996 will be determined by multiplying the total franchise fees and royalties arising from the Contracts during December, 1996 by a fraction, the numerator of which is the amount of franchise fees and royalties arising from the Contracts during the period beginning at 12:01 a.m. on the day following the Closing Date and ending at 12:01 a.m. on January 1, 1997, and the denominator of which is the total franchise fees and royalties arising from the Contracts during December, 1996. If and to the extent that any number of franchisees do not provide adequate docu-


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mentation to permit Buyer and Seller to determine the amount of franchise fees and royalties arising from their particular franchise agreements during the period beginning at 12:01 a.m. on the day following the Closing Date and ending at 12:01 a.m. on January 1, 1997, the method of allocation based on the number of days in the month, as described above, will be used to determine the amount of franchise fees and royalties to be transferred to Buyer for the month of December, 1996 for those particular franchisees.

    1.2  TREATMENT OF CERTAIN OBLIGATIONS.

         (a) The term "Payables" means all of Seller's accounts payable outstanding as of 12:01 a.m. on the day preceding the Closing Date (as defined hereinafter), for inventory purchased by Seller in the ordinary course of business and listed on SCHEDULE 3.22 hereto. The term "Assumed Obligations" means the Payables and all of Seller's obligations arising after the Closing Date under the Contracts listed on Schedule 3.7; provided, however, the Assumed Obligations shall not include any obligation for performance or obligation or liability of Seller for default or nonperformance under the Contracts or Payables arising prior to the Closing Date. At Closing, Buyer will assume the Assumed Obligations pursuant to an assignment and assumption agreement acceptable to Buyer and Seller (the "Assignment and Assumption Agreement") effective as of the Closing Date. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Seller not included within the Assumed Obligations.

         (b)  Until such time as: (i) the Payables have been paid OR (ii)
Seller and Leo E. Kane have been released from liability relating to the Payables and all collateral currently securing the Payables has been released to Leo E. Kane, all revenue collected by Buyer after the Closing Date, from the sale of the Inventory and collection of the Receivables being acquired hereby, will be deposited into a separate account (the "Temporary Account") established by Buyer at a financial institution in Dallas, Texas. Until condition (i) or
(ii) as described above have been satisfied, no funds will be distributed from the Temporary Account unless such distribution is authorized by the signatures of (1) an officer or other authorized agent of Buyer and (2) either Kane or Leo
E. Kane. Proceeds received from the sale of the Inventory and collection of the Receivables will be applied to the Payables in the order of the due dates of such Payables. After condition (i) or (ii) has been satisfied, the joint signatory authority of Kane or Leo E. Kane with respect to the Temporary Account will cease, and Kane and Leo E. Kane will take appropriate actions to confirm the cessation of such authority to the financial institution at which the Temporary Account is established.

         (c) Until the Event, Kane and Leo E. Kane will, during regular business hours, have full and complete access to and the right to inspect Buyer's books, records, premises, and Inventory. The right of inspection granted hereby is intended to permit Kane and Leo E. Kane subject to a confidentiality undertaking to monitor Buyer's compliance with the terms of
Section 1.2(b) hereof, and Buyer is under no obligation pursuant to this
Section 1.2(c) to

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disclose information relating to salaries or other amounts payable to officers, directors, employees, agents, or shareholders.

    1.3 TRANSFER AND CONVEYANCE. Seller shall execute and deliver to Buyer at the Closing a (i) bill of sale (the "Bill of Sale"), (ii) the Assignment and Assumption Agreement, (iii) assignment of Intellectual Property Rights (the "Assignment of Intellectual Property Rights"), in each case in substantially the forms attached hereto as Exhibits A, B and C, respectively, and (iv) all such other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer title to all of the Assets and all right, title and interest of Seller thereto. Buyer shall execute and deliver to Seller at the Closing the Assignment and Assumption Agreement.

    1.4 GRANT OF WORLDWIDE AREA DEVELOPMENT AGREEMENT TO KANE; BUYER'S OPTION TO ACQUIRE. At the Closing Buyer will issue to Kane an exclusive worldwide area development agreement (the "Worldwide Area Development Agreement"), substantially in the form of the attached Exhibit D, pursuant to the terms of which Kane will be granted the right to develop, as Buyer's franchisee, on a worldwide basis (but specifically excluding the United States, Canada and Mexico), Buyer's franchise operations ("CD Warehouse Franchise Operations") relating to the franchising of Buyer's compact disc marketing concept and the Intellectual Property Rights (each such franchise, a "CD Warehouse Franchise"). Beginning three years from the date of grant and on an annual basis for seven years thereafter, Buyer will have the right to cancel and rescind the Worldwide Area Development Agreement and acquire all of Kane's interest in the CD Warehouse Franchise Operations and CD Warehouse Franchise owned or controlled by Kane pursuant to the Worldwide Area Development Agreement (the exercise of which right is referred to as the "Election"). The purchase price payable upon the Election will be paid in cash at closing and will be determined by multiplying the quotient derived from dividing (a)$3,200,000 by (b) a number equal to (i) Buyer's and Seller's cumulative after tax net profit derived from the Contracts being conveyed hereby for the twelve month period ending December 31, 1996 less (ii) $250,000 in salary expense, times the consolidated, annualized after-tax net profit of the CD Warehouse Franchise Operations developed pursuant to the Worldwide Area Development Agreement, wherever located and whatever state of development. The consolidated, annualized after-tax net profit of the CD Warehouse Franchise Operations is to be computed in accordance with generally accepted accounting principles, consistently applied. Any countries taxes that have been incurred but not paid will be reserved for and deducted from the net profit computation. Additionally, if the net income computation does not contain an allowance for Kane's salary an expense deduction of $150,000
will be made.   For purposes of the Election, any net profit calculation
which is for a period shorter than 365 days will be annualized by dividing such net profit by the number of days in such period and multiplying the average per-day profit by 365. Kane will provide Buyer with consolidated financial statements for the CD Warehouse Operations developed pursuant to the Worldwide Area Development Agreement during each of the seven years during which the Election may be made, within ninety (90) days after the end of each calender year (December 31). Buyer may make the Election, during each


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of the seven years during which the Election may be made, by giving written notice to Seller during the period beginning 90 days after the end of the fiscal year of the CD Warehouse Franchise Operations (such fiscal year end is referred to as the "Election Year End") and ending 180 days after the Election Year End. The closing of the transaction made pursuant to the Election will occur at a time and place mutually agreed upon by Buyer and Seller within 180 days after written notice of the Election is delivered to Seller (unless extended by agreement between Buyer and Seller); if such closing does not occur, however, Buyer's right to make an Election thereafter will terminate and become null and void.

    1.5 GRANT OF TEN DOMESTIC FRANCHISE AGREEMENTS TO KANE. At Closing, Buyer will grant to Kane, with no initial franchise fee payable by Kane, ten domestic CD Warehouse Franchise license agreements (the "Domestic Franchise Agreements"), pursuant to which Kane: (a) may develop and install, as franchisee, up to ten separate CD Warehouse Franchise stores, subject to Buyer's approval as to the locations of such stores; (b) will pay, with respect to each such store, a royalty of 2% of net sales and (c) agrees that such stores shall be the "test" stores for any new marketing or other CD Warehouse Franchise concept of Buyer mutually agreed to by the parties, with the costs for development of any such concept being borne by Buyer and costs of implementation of any such concept to be borne by Kane.

    1.6  GRANT OF FT. WORTH AND PLANO FRANCHISE(S).     At Closing, Buyer shall
enter into new franchise agreements with Seller (or such other entity which Seller may designate), with no franchise or other fee payable by Seller or its nominee entity, for the Ft. Worth, Texas and Plano, Texas CD Warehouse Stores currently owned and operated by Seller, which new franchise agreements shall be on substantially the same terms and conditions as Seller's current franchise agreements except that Seller shall not be required to pay any royalty payments whatsoever to Buyer in respect thereof during the term of such agreements or any extension of any term thereof.

    1.7 COMMON STOCK BEING ACQUIRED BY KANE. Concurrently with the execution hereof, Kane will enter into a Subscription Agreement (the "Subscription Agreement") with Buyer to acquire 350,000 shares of the Buyer's common stock for a purchase price of $1.00 per share in the form of Exhibit E hereto. The Subscription Agreement will provide that: (i) Kane's obligation to acquire the Buyer's common stock is conditioned upon the closing of the Buyer's initial public offering; (ii) for a period beginning two years and ending four years following the Closing Date, Kane will be entitled to register all of such shares for sale or distribution in the event that Buyer files (or causes to be filed) a registration statement with the United States Securities and Exchange Commission relating to any of Buyer's common stock; and (iii) if Kane elects to participate as a selling shareholder, all registration costs and expenses will be borne by the issuer and any participating selling shareholders (including Kane) on a pro rata basis in accordance with the number of shares being registered for sale.


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

                                      ARTICLE II
                                    PURCHASE PRICE

    2.1   PURCHASE PRICE.   The purchase price for the Assets shall be Three
million two Hundred Thousand Dollars $3,200,000; the "Purchase Price"), subject to downward adjustments (if any) pursuant to Section 2.4 of this Agreement.

    2.2  ALLOCATION OF PURCHASE PRICE.   The Purchase Price shall be allocated
among the Assets as set forth on SCHEDULE 2.2, which Schedule may consist of IRS Form 8594 only.

    2.3  CASH PAYABLE AT CLOSING.   At the Closing, Buyer shall wire transfer
immediately available funds to Seller in an amount equal to the Purchase Price, less (i) the $100,000 earnest money deposited pursuant to the terms of that certain Escrow Agreement by and between the Seller and Buyer, a copy of which is attached hereto as Exhibit __ and (ii) any downward adjustments made pursuant to Section 2.4 below; and

    2.4  PURCHASE PRICE ADJUSTMENTS.

         (a) As of the close of business on the business day immediately preceding the Closing Date, the parties shall jointly conduct a physical count of the Inventory and shall value such Inventory at the lower of cost or market, as of the close of business on such day. All sales of items of Inventory after the physical count of such items shall be attributable to Buyer and Buyer shall be entitled to payment therefor; similarly, all inventory items received by Seller after the physical count of Seller's Inventory will be attributable to Buyer and Buyer will be responsible for all liabilities relating thereto. If the aggregate value of the Inventory plus the amount of the Receivables as of the Closing Date is equal to or greater than the amount of Payables as of the Closing Date no adjustment in the Purchase Price shall occur. If the aggregate value of Inventory and the amount of the Receivables as of the Closing Date is less than the amount of Payables as of the Closing Date, the Purchase Price shall be reduced by an amount equal to such difference.


                                     ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller and Kane, jointly and severally, hereby represent and warrant to Buyer, as follows:

    3.1  DUE ORGANIZATION AND QUALIFICATION.   Seller is a limited partnership
duly organized, validly existing and in good standing under the laws of the State of Texas which has all requisite partnership power and authority to own or lease its properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted.


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

    3.2  TITLE.   Seller has, and upon conveyance of the Assets to Buyer by
Seller at the Closing, Buyer will acquire and hold, good and marketable title in fee simple to all Assets, free and clear of any and all Encumbrances, except as set forth on SCHEDULE 3.2.

    3.3 INVENTORY. Set forth on SCHEDULE 3.3 is a description of all the Inventory, which consists of current items of a quality and quantity that are usable or marketable in the ordinary course of the business of Seller, and items not usable in the business of Seller have been written down in value in accordance with the normal business practice of Seller to estimated net realizable market values.

    3.4  PHYSICAL PROPERTIES.   Set forth on SCHEDULE 3.4  is a description of
(i) all office furniture, equipment and supplies owned and to be conveyed by Seller and (ii) all physical properties (other than the types of properties referred to in (i) above), real, personal or mixed, owned and to be conveyed by Seller and included among the Assets. Seller enjoys peaceable possession of all properties owned or leased by it.

    3.5 INTELLECTUAL PROPERTY RIGHTS. Set forth on SCHEDULE 3.5 is a list of all Intellectual Property Rights, which Intellectual Property Rights comprise all such rights used by Seller and Kane in connection with the operation of the Business. Except as disclosed on SCHEDULE 3.5, and to the best of Seller's and Kane's knowledge, none of the products, activities or operations of Seller infringe, involve or have resulted in (i) infringement of, or (ii) any claim of infringement of, any patent or patent application, trade name, trademark or service mark registration or application, common law trademark or trade dress rights, copyright or copyright registration or application of any other person, firm or corporation; and no proceedings have been instituted, are pending, or, to the knowledge of Seller or Kane threatened, which challenge the rights of Seller in respect thereof. Except as disclosed on SCHEDULE 3.5, and to the best of Seller's and Kane's knowledge, none of the Intellectual Property Rights are being infringed by the products, activities, operations, trade names, trademarks, service marks, trade dress rights or copyrights of any other person or persons and none are subject to any outstanding order, judgment decree, stipulation or agreement restricting the use thereof. Seller has not given and is not bound by an agreement of indemnification for patent, trade name, service mark, trademark or copyright infringement as to any property produced, used or sold by it.

    3.6  COMPLIANCE WITH LAWS.   Except as disclosed on SCHEDULE 3.6,, Seller
(i) has complied with all laws, regulations, licensing requirements and orders applicable to its business or personnel the breach or violation of which could have a material adverse effect on said business, (ii) has filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees (because of their activities on behalf of their employer) is subject, and (iii) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted. Set forth on SCHEDULE 3.6 is a list of all material licenses, franchises, permits and governmental authorizations and all applications pending before any agency or authority for the issuance of any licenses, franchises, permits or governmental authorizations or the renewal thereof.

    3.7 CONTRACTS. Set forth on SCHEDULE 3.7 is a list of all material contracts, leases, arrangements, and commitments (whether oral or written) by which any of the Assets are directly affected or are bound, including, without limitation, all franchise and area development agreements which have been executed by Seller. Except as set forth in SCHEDULE 3.7, neither Seller nor any of the Assets is a party to or is bound or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (i) the employment of any person other than personnel employed at will by Seller in the ordinary course of its business at rates of compensation and on terms consistent with past business practice; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property involving more than $5,000 or which is not terminable by Seller upon not more than 30 days' notice without obligation on the part of Seller; (iv) the purchase or sale of real property; (v) distribution, agency or construction; (vi) lease of real or personal property as lessor or lessee or sublessor or sublessee;
(vii) lending or advancing of funds (other than the Receivables); (viii) borrowing of funds or receipt of credit (other than the Payables); (ix) incurring of any obligation or liability (except for the Payables); (x) the sale of personal property; and (xi) any matter or transaction not in the ordinary course of the business of Seller or inconsistent with past business practice of Seller.

    3.8  CONTRACT DEFAULTS.   Except as disclosed on SCHEDULE 3.7 or in other
written communications between Seller or Kane and Buyer, Seller is not in default in any material respect under any of the Contracts, the Contracts are legal, valid and binding obligations of the respective parties thereto in accordance with their terms and have not been amended, no defenses, offsets or counterclaims thereto have been asserted or may be made by any party thereto other than Seller, and Seller has waived no substantial rights thereunder.

    3.9  LITIGATION.   Set forth on SCHEDULE 3.9 is a list of all actions,
suits, proceedings, investigations or grievances pending against Seller or, to the best of Seller's and Kane's knowledge, threatened against Seller, Seller's business or any property or rights of Seller, at law or in equity or admiralty or before or by and court or federal, state municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (each an "Agency"). To the best of Seller's and Kane's knowledge, none of the actions, suits, proceedings or investigations listed on SCHEDULE 3.9 either (i) results or would, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of Seller or (ii) affects or would, if adversely determined, affect the right or ability of Seller to carry on its business substantially as now conducted. Seller is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Assets, the business operations of Seller or employees of Seller, or in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Assets, its business, operations or employees.

    3.10 PARTNERSHIP POWER AND AUTHORITY. The execution, delivery and performance of this Agreement by Seller and Kane, and all other agreements executed in connection herewith, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite partnership action and no further action or approval is required in order to permit Seller and Kane to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of Seller and Kane, enforceable in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights from time to time in effect). Seller has full power, authority and legal right to enter into this Agreement, and all other agreements by and among the parties, and to consummate the transactions contemplated hereby, the making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with the Limited Partnership Agreement of Seller, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Assets under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which Seller or Kane is a party, by which any of the Assets, business or operations of Seller may be bound or affected or under which any of the Assets, business or operations of Seller receive benefits, (iii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Seller or otherwise used in connection with the operation of the Business or (iv) result in the violation of any provision of law applicable to Seller, the violation of which could have a material adverse effect upon the Assets, business or operations of Seller.

    3.11 COLLECTIVE BARGAINING. Seller is not a party to any collective bargaining agreements with respect to any employees or Seller. There are no labor disturbances, or any threats thereof, with respect to its business operations.

    3.12 EMPLOYEE BENEFITS.   Seller has no "employee welfare benefit plan" or
"employee pension benefit plan" as those terms are defined by the Employee Retirement Income Security Act of 1974, as amended. There are no multi-employer employee benefit plans in effect with respect to employees of Seller.

    3.13 TRUE, CORRECT AND COMPLETE INFORMATION.   The information furnished to
Buyer by Seller or Kane prior to or on the date of this Agreement and in any Schedule referred to herein is true, correct and complete in all material respects. Such information states all material facts required to be stated therein or with respect thereto or necessary to make the statements therein or with respect thereto, in light of the circumstances under which such statements are made, true correct and complete.

    3.14 AVAILABILITY OF DOCUMENTS.   Seller has made available for inspection
by Buyer, at the offices of Seller, true, correct and complete copies of its certificate of Limited Partnership and Limited Partnership Agreement and all contracts, leases, arrangements, commitments and documents referred to herein or in any Schedule referred to herein, in each case together with all amendments and supplements thereto.

    3.15 CONSENT.   To the best of Seller's and Kane's knowledge no consent,
approval, authorization or order of any court, Agency or any other person is required in order to permit Seller to consummate the transactions contemplated by this Agreement.

    3.16 FINANCIAL CONDITION AND RESULT OF OPERATIONS. Seller has previously delivered to Buyer true, correct and complete copies of the balance sheet of Seller as of December 31, 1994 and the related statement of cash flows for the year then ended and the related statement of partners' equity for the year then ended. The foregoing financial statements at and as of December 31, 1994 have been examined and reported upon to the extent noted in the report thereon dated March 15, 1995, by Danny Morris, a Professional Corporation, independent public accountants (the "1994 Audited Financial Statements"). Seller has previously delivered to Buyer true, correct and complete copies of the audited balance sheet of Seller as of December 31, 1995 and the related statement of cash flows for the year then ended and the audited related statement of partnership equity for the year then ended (the "1995 Audited Financial Statements" and, collectively along with the 1994 Audited Financial Statements, the "Financial Statements"). The 1995 Audited Financial Statements have been examined and reported upon by Husleton & Morgan. The Financial Statements, together with the notes thereto, (i) are in accordance with the books and records and accounting methods of Seller, (ii) present fairly the financial position and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as noted therein.

    3.17 INSURANCE.   Set forth on SCHEDULE 3.17 is a brief description of all
policies of fire, casualty, liability and other forms of insurance and all fidelity bonds held by Seller.

    3.18 TAXES.   Except as disclosed on SCHEDULE 3.18, Seller has duly filed all federal, state, county, local and other excise, franchise, property, payroll, income, capital stock, sales and use and other tax returns which are required to be filed by it and such returns are true, correct and complete in all respects. Seller has paid all taxes which have become due or have been assessed against it and all taxes, penalties and interest which any taxing authority has proposed or asserted to be owing. All tax liabilities to which the properties of Seller may have been subjected have been discharged except for taxes assessed but not yet payable. There are no tax claims presently being asserted against Seller and Seller knows of no basis for any such claim. Seller has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted thereby.

    3.19 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as provided on SCHEDULE 3.19, since December 31, 1995, Seller has not (i) suffered any extraordinary losses or waived any rights of substantial value; (ii) amended its Limited Partnership Agreement; (iii) made any change in its mode of management or any change in its method of operation or method of accounting; (iv) made or become obligated to make any capital expenditures other than such expenditures or commitments not exceeding $5,000 in the aggregate; (v) experienced or suffered any adverse change in its business, operations or assets (whether or not covered by insurance) condition, financial or otherwise, or results of operations; (vi) entered into any transaction, except in the ordinary course of its business consistent with past business practice; (vii) received any notice of any claim asserted against it by any Agency which could have a material adverse effect on the business or financial condition of Seller; or (viii) incurred or agreed to incur any material obligation outside the ordinary course of business which has not heretofore been disclosed in writing to Buyer.

    3.20 BROKER'S AND FINDER'S FEES. Seller has not made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

    3.21 RECEIVABLES; EVIDENCES OF INDEBTEDNESS. Set forth on SCHEDULE 3.21 is a list of all Receivables showing the name of the account debtor, maker or obligor, the unpaid balance, the age of the Receivable and, if applicable, the maturity date, the interest rate and the collateral securing the obligation.
All Receivables are legal, valid and binding obligations of the obligors and Seller has no knowledge of any fact impairing the collectibility of such Receivables in accordance with their terms. The reserves for doubtful receivables and uncollectible accounts reflected in the Financial Statements were established in accordance with generally accepted accounting principles and are sufficient to provide for any losses which may arise in connection with the collection of such Receivables. Since December 31, 1995, Seller has not committed or become obligated to cancel or write off any Receivables or acquired or permitted to be created any Receivables except in the ordinary course of its business consistent with past practice.

    3.22 PAYABLES. Set forth on SCHEDULE 3.22 is a list of all Payables, showing the name of the creditor, the unpaid balance, the age of the Payable and, if applicable, the maturity date, the interest rate and collateral securing the Payable. Seller received the Inventory to which such Payables relate, and the Payables were all incurred in the operation of the Business.

                                      ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby makes the following representations and warranties to Seller and Kane.

    4.1  DUE ORGANIZATION AND QUALIFICATION.   Buyer is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted.

    4.2  CORPORATE POWER AND AUTHORITY.   The execution, delivery and
performance of this Agreement by Buyer, and all other agreements referred to herein or executed in connection herewith, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Buyer to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights from time to time in effect). Buyer has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with the Certificate of Incorporation or by the Bylaws of Buyer, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any asset of Buyer under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which Buyer is a party or by which Buyer or its assets, business or operations may be bound or affected or under which Buyer or its assets, business or operations receive benefits, (ii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Buyer which is material to the business or financial condition of Buyer or
(iv) result in the violation of any provisions of law applicable to Buyer, the violation of which could have a material adverse effect upon the business, operations or assets of Buyer.

    4.3  CONSENTS.   No consent, approval, authorization or order of any court,
Agency or any other person is required in order to permit Buyer to consummate the transactions contemplated by this Agreement.

    4.4 LITIGATION. There is no pending or threatened litigation in any court or any proceeding before any Agency (i) in which it is sought to restrain, prohibit, invalidate or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby,
(ii) which could, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of Buyer or (iii) which could, if adversely determined, have a material adverse effect on the right or ability of Buyer to carry on its business substantially as now conducted.

    4.5  COMPLIANCE WITH LAWS.   Buyer (i) has complied with all laws,
regulations, licensing requirements and orders applicable to its business the breach or violation of which could have a material adverse effect on said business, (ii) has filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and order to which it is subject and (iii) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted.

                                      ARTICLE V
                             COVENANTS OF SELLER AND KANE

    Each of Seller and Kane jointly and severally, hereby covenants and agrees with Buyer as follows:

    5.1  AFFIRMATIVE COVENANTS.   Prior to the Closing Date (as hereinafter
defined), Seller will operate its Business in the usual, regular and ordinary course of business consistent with past business practices, and will use its best efforts to (i) preserve intact its business organization and the Assets;
(ii) maintain its properties, machinery and equipment in good operating condition and repair; (iii) continue all existing policies of insurance (or comparable insurance) in full force and effect up to and including the Closing Date (and will not cancel any such issuance or take (or fail to take) any action that would enable the insurers under such policies to avoid liability for claims arising out of any occurrence on or prior to the Closing Date without the prior written consent of Buyer); (iv) use its best efforts to preserve its present relationships with lending and other financial institutions, suppliers, customers, and franchisees; and (v) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistently applied.

    5.2 NEGATIVE COVENANTS. Prior to the Closing Date Seller will operate its Business in the usual, regular and ordinary course of business consistent with the past business practices, and will not, without the prior written consent of Buyer: (i) make any increase in the compensation payable or to become payable by it to any employee or contribute or make any commitment to contribute or represent that it will contribute any amounts to any bonus or other employee benefit plan for employees of Seller except as required by law or by the terms of any such plan in the ordinary course of business; (ii) make any amendment to its Limited Partnership Agree-ment or other organizational documents; (iii) make any material change in the character of its Business; (iv) incur any obligation or liability (fixed or contingent) except in the ordinary course of business; (v) discharge or satisfy any Encumbrance or pay any obligation or liability (fixed or contingent) other than in the ordinary course of business; (vi) mortgage, pledge, transfer or otherwise dispose of or subject to any Encumbrance any of the Assets, except in the ordinary course of business; (vii) acquire any assets or properties, except in the ordinary course of business; (viii) cancel or compromise any material debt or claim that comprises a part of the assets to be transferred to Buyer; (ix) waive or release any rights of material value that comprise a part of the assets to be transferred to Buyer;
(x) transfer, grant or terminate contract, lease, arrangement or commitment rights under any concessions, leases, licenses, agreements, patents, patent licenses, inventions, trademarks, trade names, service marks, trade dress or copyrights or registrations or licenses thereof or applications therefore or with respect to any know-how or other proprietary or trade rights; (xi) modify or change in any material respect or terminate any Contract; (xii) undertake any material borrowing of any nature whatsoever other than in the ordinary course of business; (xiii) make any loans or extensions of credit, except in the ordinary course of business, (xiv) make or become obligated to make any capital expenditures or enter into commitments therefor exceeding $5,000, and (xv) sell, discount or otherwise dispose of any Receivables.

    5.3  ACCESS TO PROPERTIES AND RECORDS.    Each of Seller and Kane will
keep Buyer advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in permitting Buyer to make a full investigation of the Business, properties, financial condition and investments of Seller during regular business hours and upon reasonable notice and in bringing about the consummation of the transactions contemplated hereby. Seller will, during regular business hours and upon reasonable notice, afford to Buyer and its representatives full access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments, partnership record books and personnel of Seller.
 Seller will, upon request by Buyer, request its independent auditors to afford to Buyer and its representatives access to the working papers for all audits of the Financial Statements. Seller will furnish to Buyer all such further information concerning the business and affairs of Seller as Buyer may reasonably request. Seller will update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from Seller required by this Agreement to be disclosed in writing by Seller to Buyer promptly upon any change in the information set forth in such Schedules or other disclosures, and Seller hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof; provided, however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right which Buyer might otherwise have respecting the representations or warranties of Seller continued in this Agreement. No investigation pursuant to this
Section 5.3 shall affect any representations or warranties or the conditions to the obligations of Buyer to consummate the transactions contemplated hereby. In the event of the termination of this Agreement, Buyer will deliver to Seller all documents, work papers and other material (including copies thereof) obtained by Buyer or on its behalf from Seller as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, Buyer will hold such information in strict confidence and will not use or disclose, or permit any other person or entity to use or disclose, such information until such time as such information is otherwise publicly available. Regardless of whether the transactions contemplated by this Agreement are consummated, Buyer will hold all information acquired from Seller in strict confidence except to the extent that Buyer is required by applicable law to disclose information in connection with the anticipated public offering of Buyer's common stock; further, Buyer will act in good faith with respect to all information acquired from Seller and will not use, and will not permit any other person or entity, to use any information acquired from Seller in any manner that is detrimental to Seller's operation of the Business or is otherwise inconsistent with Seller's best interests or Buyer's obligations pursuant this Agreement.

    5.4  APPROVALS OF THIRD PARTIES.   As soon as practicable after the date
hereof, Seller will use its best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to consummate the transactions contemplated hereby.

    5.5  NOTICES.   Seller will timely give all notices required to be given
relating to the transactions contemplated hereby, including without limitation,
(i) notices to employees, and (ii) any notices required or requested to be given to all creditors and claimants against Seller.

    5.6  ACCESS TO BOOKS AND RECORDS.   Seller agrees to provide Buyer, its
accountants, counsel and other representatives, during normal business hours and upon reasonable notice, for a period of six years after the Closing Date, access to the books, records, income tax returns, contracts and other underlying data and the documentation of Seller relating to the period prior to the Closing Date and to make available to Buyer personnel of Seller in Buyer's review thereof for the purpose of enabling them to determine and calculate any tax liabilities in connection with the Assets. Seller agrees that, for such six year period, it will preserve and keep intact all such books and records.

    5.7  COVENANT NOT TO COMPETE .   (a) Except as contemplated and provided
pursuant to the Worldwide Area Development Agreement and the Domestic Franchise Agreements granted by Buyer to Kane at Closing, each of Kane and Seller covenants and agrees that (i) neither he nor it will not, at any time during the period of ten (10) years from the Closing Date, directly or indirectly, in or pertaining to any location in the United States or worldwide, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business which, or any businesses organization any part of which, engages in the business of buying, selling or trading of new and/or used audio compact discs, including without limitation the selling of franchises which engage in the business of buying, selling or trading of new and/or used audio compact discs of the type and kind and sold by Seller in the United States, except as a franchisee of Buyer or an affiliate of Buyer or owner of up to 5% of the outstanding common stock of a corporation so engaged, and (ii) neither he nor it will, at any time during the period of ten (10) years from the Closing Date, directly or indirectly own, manage, operate join, control of participate in the ownership, management, operation or control of any business which, or any business organization any part of which engages in the businesses of buying, selling or trading audio compact discs via the "Internet," "America on Line," "CompuServe" or any other "on-line" computer communication networks, except as a franchisee of the Buyer. The remedy at law for any breach or attempted breach by Seller of the provisions of this Section 5.7 will be inadequate and Buyer shall be entitled to temporary or permanent injunctive relief against any breach or attempted breach of such provision without the necessity of posting bond or proving actual damages. It is the express intention of the parties hereto to comply with all laws which may be applicable to this Section 5.7. Should any restriction contained in this Section 5.7 be found to exceed in duration or scope the restriction permitted by law, it is expressly agreed that the covenant not to compete contained in this Section 5.7 may be reformed or modified by the final judgment of a court of competent jurisdiction to reflect a lawful and enforceable duration or scope. If any one or more of the provisions contained in this Section 5.7 shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenfoceability shall not affect any other provision of this Agreement, but any inconsistency in the provisions of this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The terms and conditions of this Section 5.7(a) will be governed by and construed in accordance with the laws of the State of Delaware; the foregoing clause will not, however, affect the forum or venue of any dispute resolution proceeding arising in connection with this Agreement or any other term or condition of this Agreement whatsoever.

    (b) Seller and Kane shall use their best efforts to cause Leo E. Kane to enter into a non-competition agreement with Buyer, the terms of which shall be substantially similar to those described in Section 5.7 (a).

                                      ARTICLE VI
                                  COVENANTS OF BUYER

    Buyer hereby covenants and agrees with Seller and Kane as follows:

    6.1 FURNISHING OF INFORMATION. Buyer will keep Seller advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully with Seller in bringing about the consummation of the transactions contemplated hereby. In the event of the termination of this Agreement, Seller will deliver to the Buyer all documents, work papers and other material (including copies thereof) obtained by Seller or on its behalf from Buyer as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated,

Seller will hold such information in confidence until such time as such information is otherwise publicly available.

    6.2  APPROVALS OF THIRD PARTIES.   As soon as practicable after the date
hereof, Buyer will use its best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to enable it to consummate the transactions contemplated hereby and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

    6.3 BUYER'S BEST EFFORTS. Buyer will use its best efforts, acting in good faith, to (i) cause the consummation of the transactions contemplated by this Agreement in accordance with their terms and conditions, and (ii) complete a public offering of its common stock or other financing arrangement on or before February 28, 1997 that results in net proceeds to Buyer of at least $3,500,000.

    6.4 RETENTION OF RECORDS. For a period of six years after the Closing, Buyer will retain all books and records that Buyer receives from Seller. During such period, Seller and its representatives will have access to all such books and records during normal business hours. Buyer will, upon request of Seller or Kane, furnish to Seller or Kane, without charge, copies of any such books or records.


                                   ARTICLE VII
                          CONDITIONS TO OBLIGATIONS OF BUYER

    The obligations of Buyer hereunder shall be subject to the satisfaction of each of the following conditions precedent on or prior to the Closing Date, except such conditions as Buyer may waive in writing.

    7.1  REPRESENTATIONS AND WARRANTIES OF SELLER AND KANE.    All of the
representations and warranties of Seller and Kane contained in this Agreement and in any Schedule from Seller and Kane were true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

    7.2  COVENANTS OF SELLER AND KANE.   All of the covenants and agreements
herein on the part of Seller and Kane to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

    7.3  CERTIFICATE OF SELLER AND KANE.   There shall be delivered to Buyer
certificates dated as of the Closing Date and signed by each of Kane and Seller to the effect set forth in

Sections 7.1 and 7.2, which certificate shall have the effect of a representation and warranty made by Seller and Kane on and as of the Closing Date.

    7.4 INITIAL PUBLIC OFFERING. Buyer shall have completed an initial public offering of its common stock by February 28, 1997 for at least $3,500,000, or shall have otherwise arranged financing of at least such amount by such date.

    7.5 NO CASUALTY LOSSES. The Assets shall not have suffered any destruction or damage by fire, explosion or other casualty or any taking by eminent domain which has materially impaired the operation of the Assets or otherwise had a material adverse effect upon the Business conducted by Seller.

    7.6 CERTIFICATE OF AUTHORITIES. Seller shall have furnished to Buyer (i) a certificate of the Secretary of State of the State of Texas, dated as of a date not more than five (5) days prior to the Closing Date, attesting to the organization and good standing of Seller, (ii) a true, correct, and complete copy of Seller's Limited Partnership Agreement and all amendments thereto, and
(iii) a copy, certified by an authorized officer of Seller, of resolutions duly adopted by the General Partner of Seller duly authorizing the transactions contemplated in this Agreement.

    7.7  LITIGATION.   At the Closing Date, there shall not be pending or
threatened any litigation in any court or any proceeding before any Agency, (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby, (ii) which could, if adversely determined, result in any material adverse change in the Business, operations or Assets or the condition, financial, or otherwise, or results of operations of Seller,
(iii) which could, if adversely determined, have a material adverse effect on the right or ability of Seller to carry on its Business as now conducted or (iv) as a result of which, in the reasonable judgment of Buyer, Buyer would be deprived of the material benefits of its ownership of the Assets.

    7.8  DUE DILIGENCE.

         (a)  (i)   Buyer shall have completed its "due diligence" review of
the Assets, books, records, files, contracts, leases, arrangements, commitments, documents, tax returns, business operations, financial statements, offices, buildings, and any other items or matter that Buyer deems relevant which pertain to the Business or the transactions contemplated hereby, and (ii) the results of such due diligence review shall be acceptable, in all respects, to Buyer, in its sole discretion.

         (b) All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related matters shall have been satisfactory to Day, Edwards, Federman, Propester & Christensen, P.C., counsel for Buyer.

    7.9 OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion of counsel for Seller, dated the Closing Date to the effect that: (i) the Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified as a foreign limited partnership and in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified; (ii) each of Seller and Kane has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby; (iii) all partnership action required to be taken by Seller to approve this Agreement and all other agreements by and among the parties and the transactions contemplated hereby and thereby and to authorize execution and delivery of this Agreement and all other agreements by and among the parties and the performance by Seller and Kane of their respective obligations hereunder and thereunder, have been duly and properly taken, and no further action or approval is required in order to permit Seller or Kane to consummate the transactions contemplated by this Agreement and all other agreements by and among the parties; (iv) this Agreement and all other agreements contemplated hereby or executed in connection herewith by and among the parties have been duly executed and delivered by Seller and Kane and are legal, valid and binding obligations of Seller and Kane enforceable in accordance with their terms and (v) subject to the conditions, exceptions and other terms set forth in the opinion letter prepared by Seller's counsel, the Contracts being sold and assigned by Seller to Buyer hereby are legal, valid and binding.

    7.10 FRANCHISE LAW SURVEY. Buyer shall have received on or before November 1,1996, from counsel to Seller, a memorandum of law (the "Franchise Law Survey") relating to the applicable franchise or business opportunity laws of each state in which the Seller or its franchisees has a CD Warehouse Store. The Franchise Law Survey will describe: (i) the applicable franchise, business opportunity or other applicable law in each state in which the Seller or its franchisees has a CD Warehouse Store; (ii) the compliance procedures undertaken by Seller to comply with such law(s); (iii) any variance in the state law as described and the compliance procedures of Seller; and (iv) the contingent liability, if any is noted, arising from the Seller's non compliance with such laws. It is agreed by and between Seller and Buyer that in the event that the Franchise Law Survey reflects a contingent liability of Seller that is so material to Buyer and/or its underwriter that Buyer is unable to proceed to consummation of its initial public offering in view of such contingent liability, Buyer will notify Seller and this Agreement will terminate. Buyer will thereafter have no obligation to proceed to close the transactions contemplated by this Agreement.

    7.11 NO MATERIAL ADVERSE CHANGES. There shall not have occurred (i) any material adverse change in the Business or the operations of Seller or the Assets or (ii) any material loss or damage to any of the Assets (whether or not covered by insurance) of Seller. Buyer shall receive a certificate from Seller and Kane, dated as of the Closing Date and in form and substance satisfactory to Buyer, as to fulfillment of the conditions set forth in Section 7.11.

    7.12 CONSENTS. Seller shall have obtained all orders, approvals or consents of third parties, including without limitation, any consents or approvals deemed necessary by counsel to Buyer that shall be required to consummate the transactions contemplated hereby, including, without limitation, any landlord's consents.

    7.13 NON-COMPETITION AGREEMENTS OF SELLER, KANE AND LEO E. KANE. Each of Seller, Kane and Leo E. Kane shall have executed and delivered a Non-competition Agreement substantially in the form attached hereto as Exhibit G.

    7.14 FURTHER ASSURANCES. Seller and Kane shall take all such further action as may be reasonably requested by Buyer in order to effectuate the consummation of the transactions contemplated by this Agreement. If Buyer shall reasonably determine that any further conveyance, assignment or other document or any further action is necessary to vest in it full title to the Assets, Seller and Kane shall cause the appropriate person or entity to execute and deliver all such instruments and take all such action as Buyer may reasonably determine to be necessary.


                                    ARTICLE VIII
                         CONDITIONS TO OBLIGATIONS OF SELLER

    The obligations of Seller and Kane to cause the sale of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Seller and Kane may waive in writing:

    8.1 REPRESENTATIONS AND WARRANTIES OF BUYER. All of the representations and warranties of Buyer contained in this Agreement and in any Schedule or other disclosure in writing from Buyer shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

    8.2 COVENANTS OF BUYER. All of the covenants and agreements herein on the part of the Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

    8.3 BUYER'S CERTIFICATE. There shall be delivered to Seller and Kane a certificate dated as of the Closing Date and signed by the President or a Vice President of Buyer to the effect set forth in Sections 8.1 and 8.2, which certificate shall have the effect of a representation and warranty made by Buyer on and as of the Closing Date.

    8.4  CERTIFICATES OF AUTHORITIES.  Buyer shall have furnished to Seller
(i) a certificate of the Secretary of State of Delaware, dated as of a date not more than five (5) days prior to the Closing Date, attesting to the organization and good standing of Buyer, (ii) a copy, certified by the Secretary of State of Delaware as of a date not more than five (5) days prior to the Closing Date, of Buyer's Certificate of Incorporation and all amendments thereto, (iii) a copy, certified by the Secretary of Buyer of the Bylaws of Buyer, as amended and in effect at the Closing Date and (iv) a copy, certified by an authorized officer of Buyer, of resolutions duly adopted by the Board of Directors of Buyer duly authorizing the transactions contemplated in this Agreement.

    8.5 OPINION OF COUNSEL TO BUYER. Seller shall have received an opinion from, counsel for Buyer, dated the Closing Date to the effect that: (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) Buyer has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby;
(iii) the execution and delivery of this Agreement and all other agreements by and among the parties and the performance by Buyer of its obligations hereunder and thereunder, have been fully authorized by all requisite corporate action, and no further action or approval is required in order to permit Buyer to consummate the transactions contemplated by this Agreement and all other agreements by and among the parties; (iv) this Agreement and all other agreements contemplated hereby or executed in connection herewith by and among the parties have been duly executed and delivered by Buyer and are legal, valid and binding obligations of Buyer enforceable in accordance with their terms.


                                     ARTICLE IX
                              DATE AND PLACE OF CLOSING

    9.1 DATE AND PLACE OF CLOSING. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the purchase and sale of the Assets pursuant to this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Day, Edwards, Federman, Propester & Christensen, Inc. at 210 Park Avenue, Oklahoma Tower 29th Floor in Oklahoma City, Oklahoma or such other place as is mutually agreed to by the parties, at 10:00 A.M. on the earlier to occur of (i) the third business day after Buyer receives at least $3,500,000 in proceeds from any financing source, or (ii) February 28, 1997 (the "Closing Date"). Title to the Assets shall pass from Seller to Buyer as of 12:01 A.M., Dallas, Texas time, on the day following the Closing Date.

                                      ARTICLE X
                                       CLOSING

   10.1 SELLER'S, KANE'S, AND GRIZZLE'S PERFORMANCE. At the Closing, concurrently with performance by Buyer of its obligations to be performed at the
Closing:

         (a) CONVEYANCES. Seller shall execute and deliver to Buyer, in form and substance acceptable to Buyer (i) the Bill of Sale; (ii) the Assignment and Assumption Agreement; (iii) the Assignment of Intellectual Property Rights; and (iv) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer title to all of the Assets and all right, title and interest of Seller thereto. If requested by Buyer, such documents shall be in form suitable for recording.

         (b) RECORDS. Seller shall deliver to Buyer all documents, agreements, reports, books, records and accounts pertaining specifically to the Assets which are in Seller's possession, including without limitation any and all files and documents relating to any litigation described in Schedule 3.9.

         (c) CERTIFICATES. Seller and Kane shall execute and deliver the certificates referred to in Sections 7.3.

         (d) KANE NON-COMPETITION AGREEMENT. Each of Kane and Leo E. Kane shall execute and deliver the Non-competition Agreement required by Section 5.7(b).

         (e) WORLDWIDE AREA DEVELOPMENT AGREEMENT AND DOMESTIC FRANCHISE AGREEMENTS. Kane shall execute and deliver the Worldwide Area Development Agreement and the Domestic Franchise Agreements.

         (f) INDEMNIFICATION PLEDGE AGREEMENT. Seller shall execute and deliver the Indemnification Pledge Agreement (the "Pledge Agreement") required by Sections 11.9.

         (g) REVISED INVENTORY, PAYABLES AND RECEIVABLES. Seller shall deliver revised and updated schedules of SCHEDULES 3.3 (Inventory), 3.21 (Receivables) 3.22 (Payables) and any other Schedules that must be updated or revised pursuant to Section 5.3.

         (h) OTHER ACTIONS. Seller shall take all such other steps as may be necessary or appropriate to put Buyer in actual and complete ownership and possession of the Assets.

         (i) CERTIFICATES OF AUTHORITIES. Seller shall deliver to Buyer the certificates of authority referred to in Section 7.6.

         (j) OPINION OF SELLER'S AND KANE'S COUNSEL. Seller and Kane shall deliver to Buyer the opinion of its counsel, dated the Closing Date, as to the matters specified in Section 7.9.

         (k) FRANCHISE LAW SURVEY. Seller and Kane shall have delivered to Buyer the Franchise Law Survey as required by Section 7.10.

         (l) CONSENTS. Seller shall deliver to Buyer the consents and approvals required by Section 7.12.

    10.2 BUYER'S PERFORMANCE. At the Closing, concurrently with the performance by Seller of its obligations to be performed at the Closing:

         (a) PURCHASE PRICE. Buyer shall wire transfer to Seller the amount specified in Section 2.3;

         (b) ASSIGNMENT ASSUMPTION AGREEMENT. Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement.

         (c) WORLDWIDE AREA DEVELOPMENT AGREEMENT AND DOMESTIC FRANCHISE AGREEMENTS. Buyer shall execute and deliver the Worldwide Area Development Agreement and the Domestic Franchise Agreements.

         (d) OPINION OF BUYER'S COUNSEL. Buyer shall deliver the opinion of counsel, dated the Closing Date, as to the matters specified in Section 8.5.

         (e) CERTIFICATES. Buyer shall execute and deliver the certificate referred to in Section 8.3.

    10.3 LEO E. KANE NON-COMPETITION AGREEMENT. At the Closing, concurrently with the performance by Seller and Buyer of their obligations to be performed at the Closing, Leo E. Kane shall execute and deliver the Non-competition Agreement required by Section 5.7 (b).

    10.4 EXPENSES: OTHER INSTRUMENTS. In addition to the foregoing, Buyer and Seller agree as follows:

         (a) FURTHER ACTION BY SELLER. At any time and form time to time, at or after the Closing, upon request of Buyer, Seller shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required in order to vest in and confirm to Buyer full and complete title to, possession of, and the right to use and enjoy, the Assets.

         (b) FURTHER ACTION BY BUYER. At any time and from time to time, at or after the Closing, upon request of Seller, Buyer shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts and assurances as may reasonably be required in order to better assure and confirm to Seller the assumption by Buyer of the obligations to render performance which are to be assumed by Buyer pursuant to this Agreement.

                                     ARTICLE XI
                             SURVIVAL AND INDEMNIFICATION

    11.1 SURVIVAL. All representations, warranties, covenants and agreements made in the Agreement shall survive the Closing for a period of 24 months from the Closing Date, and will not be extinguished by the Closing or any investigation made by or on behalf of any party hereto prior to the Closing Date. No party to this Agreement may, directly or indirectly, bring any claim, action, suit, or other proceeding (an "Action") against any other party to this Agreement, if such Action is based on a theory of recovery or cause of action relating to this Agreement, unless such Action is brought or filed within the 24-month period following the Closing Date. Should any Action be brought or filed after the termination of the 24-month period following the Closing Date, the party bringing or filing such Action agrees that it will accept no relief or recovery therefrom. Except as may be prohibited by applicable law, in the event that any such Action is brought or filed after the termination of the 24-month period following the Closing Date, it shall be dismissed with prejudice upon presentation of this Agreement and the party bringing or filing such Action will reimburse each other party for all legal fees and related costs incurred in defending such claim, action, suit, or other proceeding.

    11.2 BUYER'S LOSSES. Each of Seller and Kane hereby agree, jointly and severally subject to Section 11.7 below, to indemnify Buyer and save and hold Buyer harmless from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Seller's consent), losses, obligations, liabilities, liens, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Buyer's Losses"), including without limitation, any and all of Buyer's Losses suffered, sustained, incurred or required to be paid by Buyer by reason of (i) that certain accident on January 8, 1996 at the CD Warehouse franchise located at Juan Tabo Boulevard, Albuquerque, New Mexico, in which Nolan Green was killed (the "Albuquerque Accident"); (ii) the breach by Seller or Kane of any provisions of this Agreement, including any representation or warranty made by Seller in or pursuant to this Agreement being untrue or incorrect in any material respect;
(iii) any material failure by Seller to observe or perform its covenants and agreements set forth in this Agreement; (iv) any liability for product warranties or defective products arising from sales of Inventory sold by Seller prior to the Closing Date; or (v) any failure by Seller to satisfy and discharge any other liability or obligation not expressly assumed by Buyer pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, Kane's aggregate maximum personal liability for any obligations whatsoever, direct or indirect, arising under or in connection with this Agreement or any related agreements will be limited to the Purchase Price paid to Seller and Kane by the Buyer pursuant to Section 2 of this Agreement, less any federal and state taxes paid by the Seller and Kane thereon.

    11.3 EMPLOYEE COMPENSATION AND BENEFITS.   Each of Seller and Kane hereby
agrees, jointly and severally, to indemnify and hold Buyer harmless from and against any and all claims made by employees of Seller, regardless of when made, for workmen's compensation, medical insurance, disability, vacation, severance, sick benefits or other compensation arrangements to the extent the same are based on injury sickness occurring prior to the Closing Date or based on employment service rendered to Seller prior the Closing Date.

    11.4 FRANCHISE CLAIMS AGAINST BUYER.   Each of Seller and Kane hereby
agree, jointly and severally, to indemnify Buyer and save and hold Buyer harmless from, against, for and in respect of any damages, losses, obligations, liabilities, deficiencies, costs, or expenses resulting from any and all claims made by any past or existing franchisee or purported franchisee of Buyer or Seller to the extent such acts, omissions or occurrences giving rise to the claim occurs prior to the Closing Date. Any damages, losses, obligations, liabilities, deficiencies, costs, or expense incurred by Buyer as a result of any claims made by existing franchisees or purported franchisees of Buyer or Seller arising from any act, omission or occurrence prior to the Closing Date are included within the definition of the term "Buyer's Losses."

    11.5 SELLER'S LOSSES.   Buyer agrees to indemnify Seller and Kane and save
and hold Seller and Kane harmless from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Buyer's consent), losses, obligations, liabilities, claims, deficiencies, cost and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Seller's Losses") suffered, sustained, incurred or required to be paid by Seller by reason of (i) any representation or warranty made by Buyer in or pursuant to this Agreement being untrue or incorrect in any material respect; (ii) any material failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement;
(iii) any liability for product warranties or defective products arising from sales of Inventory sold by Buyer after the Closing Date; (iv) any failure by Buyer to satisfy and discharge any liability or obligation expressly assumed by Buyer pursuant to this Agreement; or (v) any and all claims made by employees of Buyer for workmen's compensation, medical insurance, disability, vacation, severance, sick benefits or other compensation arrangements to the extent the same are based on injury or sickness occurring after the Closing Date or based on employment service rendered to Buyer after the Closing Date.

    11.6 FRANCHISE CLAIMS AGAINST SELLER.   Buyer agrees to indemnify Seller
and Kane and save and hold Seller and Kane harmless from, against, for and in respect of any damages, losses, obligations, liabilities, deficiencies, costs, or expenses resulting from any and all claims made by any past or existing franchisee or purported franchisee of Buyer or Seller to the extent such acts, omissions or occurrences giving rise to the claim occurs after the Closing Date. Any damages, losses, obligations, liabilities, deficiencies, costs, or expenses incurred by Seller as a result of any claims made by past or existing franchisees or purported franchisees of Buyer or Seller arising from any act, omission or occurrence after the Closing Date are included within the definition of the term "Seller's Losses."

    11.7 NOTICE OF LOSS.   Notwithstanding anything herein contained Buyer,
Seller and Kane shall not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach which is asserted has been given to the Indemnifying Party (hereafter defined) and, in addition, if such matter arises out of a suit, action, investigation or proceeding, such notice is given promptly after the Indemnified Party (hereafter defined) shall have been given notice of the commencement of a suit, action, investigation or proceeding. With respect to Buyer's Losses and claims of employees pursuant to Section 11.2, hereof, Seller shall be the Indemnifying Party and Buyer shall be the Indemnified Party. With respect to Seller's Losses, Buyer shall be the Indemnifying Party and Seller shall be the Indemnified Party.

    11.8 RIGHT TO DEFEND.   Upon receipt of notice of any suit, action,
investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled promptly to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding or its own cost and expense, including the right to invoke any arbitration proceeding available in the dispute. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying party including reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof. However, if the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall to be entitled to recover from the Indemnifying Party any legal or other expenses substantially incurred by the Indemnifying party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party. If Buyer is named as a defendant or if Buyer and Seller are named jointly as defendants by a past, existing or purported franchisee in a court or arbitration proceeding and Buyer based on its evaluation of the Franchisee's claim provides notice to Seller of an indemnification claim against Seller pursuant to Article 11 as to any liability arising out of the Franchisee's claim, Seller reserves the right in his sole discretion to fully settle and compromise the franchisee's claim as to both Seller and Buyer at any time during the proceeding.

    11.9 INDEMNIFICATION PLEDGE AGREEMENT. At Closing, Kane will grant Buyer a security interest in 300,000 Subscription Shares acquired pursuant to the the Subscription Agreement described in Section 1.7. The security interest will terminate as to any shares not foreclosed or otherwise subject to a then existing claim 24 months after the Closing Date, upon the terms and conditions set forth in the Indemnification Pledge Agreement attached hereto as Exhibit E. If any amount is payable by Kane under or in connection with this Agreement or any related agreements (the "Award Amount"), such Award Amount will be satisfied (i) first by Buyer's foreclosure on the number of Subscription Shares equal to the result of dividing the Award Amount by the Share Value (as defined below), then (ii) by recovery directly from Kane's other assets. Until such time as the Subscription Shares effective registration statement or otherwise eligible for sale in the public market without restriction, the term "Share Value" will mean 75% of the average bid price of Buyer's common stock for the five trading days preceding the date on which Buyer seeks to foreclose on any of the Subscription Shares; after such time, the term "Share Value" means 100% of the average bid price of Buyer's common stock for the five trading days preceding the date on which Buyer seeks to foreclose on any of the Subscription Shares. In no event, however, will the Share Value be less than one dollar..

    11.10 REQUEST TO ALLOCATE RESPONSIBILITY. Buyer and Seller agree that if they are jointly named as parties after Closing in any suit, claim or proceeding by a past, existing or purported franchisee of Buyer or Seller that they will jointly request that the arbitrator, panel of arbitrators or court specify in their judgment or order in the event that any liability is determined as to the Buyer and Seller whether the liability is attributable to an act, omission or occurrence before or after the Closing Date or if the liability is attributable to acts, omissions or occurrences both before and after the Closing Date the proportionate degree of fault and damages reflected in the judgment or order, attributable to the Buyer or Seller.

    11.11 FRANCHISE CLAIMS AGAINST BOTH SELLER AND BUYER. To the extent that any damages, losses, obligations, liabilities, deficiencies, costs, or expenses result from any claims made by any past or existing franchise or purported franchise of Buyer or Seller for acts, omissions or occurrences occurring both before and after the Closing Date, such damages, losses, obligations, liabilities, deficiencies, costs, and expenses will be borne by Buyer and Seller in proportion to their respective degree of fault.

                                    ARTICLE XII
                                POST-CLOSING COVENANTS

    12.1 TRANSITION PERIOD.   Seller and Kane shall use good-faith efforts for
a period of up to one hundred eighty (180) days after the Closing to cooperate and assist Buyer in connection with the operations of the Business and the Assets purchased by Buyer under this Agreement.

    12.2 PAYMENT OF UNPAID RECEIVABLES.   Each of Seller and Kane hereby agree,
jointly and severally, to pay Buyer an amount equal to the outstanding balance of the Receivables that have not been paid in full within ninety (90) days of the Closing Date. Buyer shall assign all of its rights, title and interest in such Receivables to Seller.

    12.3 INSURANCE POLICIES.   Each of Seller and Kane hereby agree, jointly
and severally, to maintain and keep in force all current insurance policies that may or could provide coverage for the Albuquerque Accident.


                                     ARTICLE XIII
                                     TERMINATION

    13.1 TERMINATION.   This Agreement may be terminated and abandoned at any
time on or prior to the Closing Date.

         (a)  By the mutual consent in writing of Buyer and Seller;

         (b) By Buyer in writing if any of the material conditions to the obligations of Buyer contained herein shall not have been satisfied or, if unsatisfied, waived as of the Closing Date or if the results of Buyer's due diligence investigation of the Assets and business of Seller are not satisfactory to Buyer in all respects.

         (c) By Seller in writing if any of the material conditions to the obligations of Seller contained herein shall not have been satisfied or, if unsatisfied, waived as of the Closing Date.

         (d) By Buyer, Seller or Kane in writing if the Closing shall not have occurred by February 28, 1997, except that no party shall have the right to terminate this Agreement if the failure to close shall be the result of such party's failure to perform, in any material respect, its obligations hereunder.

    13.2 NO FURTHER FORCE OR EFFECT.    In the event of termination and
abandonment of this Agreement pursuant to the provisions of Section 13.1, this Agreement shall be of no further force or effect, except for the last sentences of Sections 5.3 and 6.1 and Section 14.1 which shall not be affected by termination of this Agreement.

                                     ARTICLE XIV
                                    MISCELLANEOUS

    14.1 EXPENSES.   Except as otherwise expressly provided herein, Seller and
Buyer shall each pay their own expenses in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, fees of its own counsel, auditors and other experts, whether or not such transactions be consummated.

    14.2 ENTIRE AGREEMENT.   This Agreement, together with the Schedules and
other agreements contemplated herein, constitutes the entire contract and shall supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to the other in any manner by any representations or warranties except as specifically set forth herein or in any Schedule hereto or agreement executed in connection herewith or expressly required to be made or delivered pursuant thereto.

    14.3 SUCCESSORS AND ASSIGNS.    The terms and conditions of this Agreement
shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of such agreements.

    14.4 IDENTICAL COUNTERPARTS.   This Agreement may be executed in one or
more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

    14.5 HEADINGS.   The headings of the paragraphs and subparagraphs of this
Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

    14.6 USE OF CERTAIN TERMS.   As used in this Agreement, the words "herein,"
"hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

    14.7 MODIFICATION AND WAIVER.   Any of the terms or conditions of this
Agreement may be waived in writing at any time, whether before or after action thereon by the party which is entitled to the benefits thereof; and this Agreement may be modified or amende at any time, whether before or after action thereon by the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

    14.8 OTHER REMEDIES.   Except as otherwise provided herein, any and all
remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

    14.9 NOTICES.   All notices, consents, requests, instructions, approvals
and/or communications provided for herein, shall be validly given, made or served if in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    (i)  If to Seller:  Mark E. Kane
                        1710 Firman, Suite 300
                        Richardson, Texas

         with copy to:  Alan W. Tompkins, Esq.
                        Secore & Waller, L.L.P.
                        One Galleria Tower, Suite 2290
                        13355 Noel Road, LB 75
                        Dallas, TX   75240-6657

   (ii)  If to Buyer:   CD Warehouse, Inc.
                        Attn:  Jerry W. Grizzle
                        1506 Squirrel Tree Place
                        Edmond, OK   73054

         with copy to:  Bruce W. Day, Esq.
                        Day, Edwards, Federman, Christensen & Propester, P.C. 210 Park Avenue
                        29th Floor Oklahoma Tower
                        Oklahoma City, Oklahoma 73102

The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by a similar notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third business day after the day it is so placed in the mail.

    14.10 GOVERNING LAW.   This Agreement has been executed and delivered
in the State of Texas and will be construed and enforced in accordance with and governed by the laws of the State of Texas. This Agreement will not be construed for or against a party merely because that party prepared it, but will at all times be construed according to its fair meaning.

    14.11 NO AGENT'S FEES.   Buyer represents to Seller, and Seller
represents to Buyer, that there is no agent's broker's or finder's fees or commission payable or that will be payable in connection with the transactions contemplated hereby by virtue of or resulting from any action or agreement by it except for the compensation to be paid by Buyer to CDI Acquisition JV, a Texas joint venture and CD Partners JV, a Texas joint venture (jointly referred to as the "Joint Venture"), pursuant to the Finders and Release Agreement entered into
by and between the Buyer and the Joint Venture.   Buyer hereby agrees to
indemnify and hold harmless Seller, and Seller agrees to indemnify and hold harmless Buyer, from and against any claim, demand, liability, loss, cost or expense (including reasonable attorneys' fees and expenses) on account of or in connection with any agent's, broker's or finder's fees or commissions payable or alleged to be payable in connection with this Agreement or the transactions contemplated hereby virtue of or resulting from any action or agreement on the part of such indemnifying party.

    14.12 BINDING ARBITRATION.   EACH PARTY TO THIS AGREEMENT AGREES THAT
ANY DISPUTE OR CONTROVERSY ARISING BETWEEN ANY OF THE PARTIES TO THIS AGREEMENT, OR ANY PERSON OR ENTITY IN PRIVITY THEREWITH, OUT OF THE TRANSACTIONS EFFECTED AND RELATIONSHIPS CREATED PURSUANT TO THIS AGREEMENT AND EACH OTHER AGREEMENT CREATED IN CONNECTION HEREWITH, INCLUDING ANY DISPUTE OR CONTROVERSY REGARDING THE FORMATION, TERMS, OR CONSTRUCTION OF THIS AGREEMENT, REGARDLESS OF KIND OR CHARACTER, MUST BE RESOLVED THROUGH BINDING ARBITRATION. EACH PARTY TO THIS AGREEMENT AGREES TO SUBMIT SUCH DISPUTE OR CONTROVERSY TO ARBITRATION BEFORE THE AMERICAN ARBITRATION ASSOCIATION IN DALLAS, TEXAS, AND FURTHER AGREES TO BE BOUND BY THE DETERMINATION OF ANY ARBITRATOR OR ARBITRATION PANEL EMPANELED BY THE AMERICAN ARBITRATION ASSOCIATION TO ADJUDICATE THE DISPUTE. JUDGMENT ON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY SUCH DISPUTE OR CONTROVERSY IN A COURT OF COMPETENT JURISDICTION AND, FURTHER, MAY SEEK PROVISIONAL OR ANCILLARY REMEDIES INCLUDING TEMPORARY OR INJUNCTIVE RELIEF IN CONNECTION WITH SUCH DISPUTE OR CONTROVERSY IN A COURT OF COMPETENT JURISDICTION, PROVIDED THAT THE DISPUTE OR CONTROVERSY IS ULTIMATELY RESOLVED THROUGH BINDING ARBITRATION CONDUCTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS SECTION.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts all as of the date first above written.


                                       SELLER

                                       COMPACT DISCS INTERNATIONAL, LTD.

                                       By: Markshare, L.C.
                                           Its General Partner


                                       BY:  /s/ Mark E. Kane
                                          -----------------------------------
                                          Mark E. Kane, President


                                       KANE


                                       /s/ Mark E. Kane
                                       --------------------------------------
                                       Mark E. Kane



                                       CD WAREHOUSE, INC.


                                       By:  /s/ Jerry W. Grizzle
                                          -----------------------------------
                                          Jerry W. Grizzle, President

                               ASSET PURCHASE AGREEMENT

                            LIST OF SCHEDULES AND EXHIBITS



SCHEDULES

    2.2  Allocation of Purchase Price
    3.2  Encumbrances
    3.3  Inventory
    3.4  Physical Properties
    3.5  Intellectual Property Rights
    3.6 Compliance with Laws and Licenses, Franchises Permits and Governmental Authorizations
    3.7  Contracts - Assumed and Assigned
    3.9  Litigation
    3.17 Insurance
    3.18 Taxes
    3.19 Certain Changes or Events
    3.21 Receivables
    3.22 Payables



EXHIBITS

    A    Bill of Sale
    B    Assignment and Assumption Agreement
    C    Assignment of Intellectual Property Rights
    D    Worldwide Area Development Agreement.
    E    Subscription Agreement
    F    Indemnification Escrow Agreement
    G    Noncompetition Agreement